Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

BILL BARRETT CORPORATION ANNOUNCES INCREASED

COMMITMENT ON ITS REVOLVING CREDIT FACILITY TO $593 MILLION AND

PLAN TO ALIGN ITS 2009 CAPITAL PROGRAM WITH CASH FLOW

DENVER – October 21, 2008 – Bill Barrett Corporation (NYSE: BBG) announced today an increase in the Company’s revolving line of credit from $467 million to $592.8 million, based on strong mid-year reserve growth. As of October 20, 2008, the Company had $174.0 million drawn from the credit facility, providing availability of $418.8 million. The credit facility is led by JPMorgan Chase Bank, N.A. and is supported by a total of 17 lenders, including two lenders that recently joined the group. No individual lender accounts for more than 8.4% of the commitments, and the credit facility matures on March 17, 2011.

Chairman and Chief Executive Officer, Fred Barrett, comments: “Sound financial planning combined with a significant upsize in our bank commitments gives the company substantial financial flexibility going forward. As we look into 2009, the Company has a strong balance sheet and meaningful liquidity position, as well as substantial natural gas and oil hedges in place to ensure solid cash flow from operations. We are finalizing our capital program and budget for 2009 and, given the current market environment, the 2009 program will focus on prudently aligning the capital budget to cash flow projections. It is our expectation that we will continue double-digit production growth, which will range between 10% and 15%, under this type of scenario. We also expect that our available liquidity through 2009 will provide flexibility should the broader market environment become more favorable. We expect to announce details of our capital program in January 2009.”

Further, the Company would like to reiterate its hedge position, which currently includes 60 Bcfe of production for 2009. Production is hedged through swap and collar arrangements providing a weighted average blended floor price of $7.17 per MMBtu natural gas (or approximately $7.89 per Mcf) and $81.79 per barrel of oil. Natural gas hedge positions are at CIG or PEPL, which are regional sales price points. Counterparties to the Company’s financial hedges are diversified into seven firms, and 99% of the outstanding hedge positions are with participants in the Company’s revolving line of credit. The Company is not required to post collateral for its hedge positions under current agreements.

At the Company’s election, the interest rate on outstanding borrowings under the credit facility is either LIBOR plus a margin of 125 to 200 basis points, depending on the percentage of the borrowing base that has been drawn, or an alternative base rate plus a margin of 25 to 100 basis points.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s statements regarding projections for production growth and capital expenditures during 2009. Forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s annual report on Form 10-K for the year-ended December 31, 2007, and subsequent reports filed with the SEC, for a list of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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